Exhibit 3.1(ii)
CERTIFICATE OF MERGER
of
BigVault.com, Inc. (a New York corporation)
into
BigVault.com, Inc. (a Delaware corporation)
     Pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), BigVault.com, Inc., a Delaware corporation,
     DOES HEREBY CERTIFY THAT:
     FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the merger is as follows:

Name	State of Incorporation

BigVault.com, Inc.	Delaware
BigVault.com, Inc.	New York
     SECOND: An Agreement and Plan of Merger dated as of April 18, 2000 (the “Merger Agreement”) by and among BigVault.com, Inc., a New York corporation, and BigVault.com, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the Business Corporation Law of the State of New York and Sections 251(f) and 252 of the DGCL.
     THIRD: BigVault.com, Inc., a New York corporation has 10,000,000 authorized shares, par value $.001 each and all of which are of one class and are designated as Common Stock with full voting rights.
     FOURTH: The surviving corporation in the merger is BigVault.com, Inc., a Delaware corporation.
     FIFTH: The certificate of incorporation of BigVault.com, Inc. (a Delaware Corporation) which is surviving the merger, shall be the certificate of incorporation of the surviving corporation.

     SIXTH: An executed Merger Agreement is on file at an office of the surviving corporation located at 47 Mall Drive, Commack, New York 11725.
     SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost to any stockholder of any Constituent Corporation.
     EIGHTH: The Merger Agreement having been adopted without a vote of stockholders pursuant to the second sentence of Section 251(f) of the DGCL, it is hereby certified that no shares of stock of BigVault.com, Inc. were issued prior to the adoption by the Board of Directors of the resolution approving the Merger Agreement.
     NINTH: This Certificate of Merger and the merger provided for herein shall become effective upon filing.

     IN WITNESS WHEREOF, this Certificate of Merger has been executed as of the 17th day of April, 2000.

BigVault.com, Inc. (a Delaware corporation)
By:
	Name:	John Salerno
	Title:	President